UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (date of earliest event reported): January 4, 2006(December 30, 2005)
ZIX CORPORATION
(Exact name of Registrant as specified in its charter)

TEXAS (State of incorporation or organization)	001-17995 (Commission file number)	75-2216818 (I.R.S. employer identification number)
2711 North Haskell Avenue, Suite 2200, LB 36
Dallas, Texas 75204-2960
(Address of principal executive offices)
Registrant’s telephone number, including area code: (214) 370-2000
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01 Regulation FD Disclosure
     Redemption of Convertible Notes
     As previously reported by Zix Corporation (the “Company”), pursuant to a Purchase Agreement between the Company and Omicron Master Trust, and a substantially similar Purchase Agreement between the Company and Amulet Limited (referred to herein, together with Omicron Master Trust, as the “Investors”), each dated as of November 1, 2004, as amended (referred to herein, collectively, as the “Purchase Agreements”), the Company issued to the Investors an aggregate of $20.0 million principal amount of its convertible notes due 2005-2008 and common stock purchase warrants.
     The Company has previously reported the redemption of $10.0 million principal amount of the notes effected by issuing approximately 4.9 million shares of its common stock and by paying cash of approximately $2.1 million in respect of principal owing, plus a 5 percent premium and accrued interest, aggregating approximately $10.8 million, as required by the notes).
     Additionally, as of December 30, 2005, the Company redeemed in cash an additional $5.0 million principal amount of the note held by Omicron Master Trust (plus a five percent premium and accrued interest, approximating $5.3 million). In connection with this cash redemption and as required by the terms of the note, the Company will issue to the Investor a warrant covering 650,558 shares of the Company’s common stock at an exercise price of $5.38 per share. As of December 31, 2005, the Company’s unrestricted cash and equivalents, after giving effect to the $5.3 million payment to Omicron Master Trust and excluding the $5.0 million held in the collateral account discussed below, totaled slightly in excess of $20.0 million.
     The December 30 cash redemption, when coupled with the previous redemptions, completes the redemption of $15.0 million principal amount of the convertible notes. The principal balance remaining outstanding under the convertible notes is $5.0 million and is held only by Amulet Limited. Because of the existence of the “share deficiency” discussed below under “Share Limitations,” the Company was not permitted to effect the December 30 cash redemption without the consent of the Investors. Amulet Limited did not consent to the cash redemption of its remaining $5.0 million principal amount of the convertible note.
     The $5.0 million principal amount owed to Amulet Limited is fully secured by $5.0 million in cash held in a restricted collateral account for its benefit. The amount required to be maintained in the collateral account will reduce on a dollar-for-dollar basis as the principal amount owing reduces below $5.0 million. The cash collateral is not accessible for use by the Company until such time as it is released.
     Share Limitations
     As previously reported, to comply with NASDAQ rules, the transaction documents originally entered into with the Investors in connection with the sale and issuance of the convertible notes and related warrants provided that the aggregate number of shares issued under the convertible notes and related warrants and otherwise in connection with the transaction could not exceed 19.9% (the “Share Cap”) of the number of outstanding shares of the Company’s common stock (measured as of the date of the purchase agreement relating to the transaction). The number of shares of the Company’s common stock previously issued to effect the note redemptions plus the shares previously issued to pay accrued interest on the notes, when aggregated with the number of shares of the Company’s common stock issuable upon conversion of the remaining $5 million principal amount of the notes and exercise of warrants issued to the Investors, exceeds the Share Cap, resulting in a “share deficiency.” As previously reported, the Company is obligated, pursuant to agreements with the Investors, to convene a meeting of the Company’s shareholders before May 1, 2006, to seek the vote of the Company’s shareholders to approve the issuance of shares in excess of the Share Cap and thus cure the share deficiency.
     Also, as previously reported, because of the current operation of the Share Cap, Amulet Limited has the right, exercisable by notice to the Company, to require the Company to redeem in cash the remaining outstanding $5.0 million principal amount of the note held by it, plus a 5% premium, and accrued interest. The Investor has agreed to refrain from exercising this right of redemption until following the shareholder meeting described in the preceding paragraph. The Investor will have the right to exercise this right of redemption, regardless of whether or not the Company’s shareholders vote to approve the issuance of shares in excess of the Share Cap. Furthermore, if the shareholders vote to approve the issuance of shares in excess of the Share Cap, the Company will have the right to redeem in cash the remaining outstanding $5.0 million principal amount and to issue shares of its common stock to pay interest on the note. Furthermore, the conversion or stock redemption of the remaining outstanding principal amount of the note and the exercise of the warrants issued to the Investors will be fully permitted.
     Stock Option Acceleration
     Also, on December 31, 2005 the Company accelerated the vesting of certain employee stock options covering 422,574 Company shares held by participants under various Company stock option plans. Only options with an exercise price at or above $5.00 a share were vested and options held by officers and directors were excluded from the acceleration. The purpose of the acceleration was to eliminate future compensation expense the Company would otherwise be required to recognize in its income statement with respect to these options once new accounting rules (SFAS No. 123R) became effective on January 1, 2006.
     Press Release
     A copy of the press release covering the subject matter of this filing on Form 8-K issued by the Company on Wednesday, January 4, 2006, is filed as Exhibit 99.1 attached hereto.
     ITEM 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.	Description
99.1	Press Release issued by Zix Corporation on January 4, 2006.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZIX CORPORATION
Date: January 4, 2006	By:	/s/ Bradley C. Almond
Bradley C. Almond
Vice President, Chief Financial Officer and Treasurer

INDEX TO EXHIBITS

Exhibit No.	Description
99.1	Press Release issued by Zix Corporation on January 4, 2006.

5